                                                                   EXHIBIT 10.39

                                      *** Text Omitted and Filed Separately
                                          Confidential Treatment Requested
                                          Under 17 C.F.R. Sections 200.80(b)(4),
                                          200.83 and 230.406



                            PREMIER SUPPORT AGREEMENT


        This Premier Support Agreement (the "Agreement"), is entered into effective March 4, 2000 by and between Premier Health Exchange, LLC ("PHx"), and Premier, Inc. ("Premier"), with reference to the following facts:

        A. Premier, Inc. ("Premier"), is the nation's largest alliance of hospitals and health care organizations.

        B. Premier's affiliate Premier Purchasing Partners, L.P.("Purchasing Partners") operates Premier's group purchasing organization.

        C. PHx is a provider of e-commerce systems and solutions to enable the use of the Internet in streamlining the supply chain management process with particular focus on more efficient ordering, tracking and processing of medical product purchases.

        D. PHx and Purchasing Partners have entered into an e-Commerce Outsourcing Agreement concurrent with the execution of this Agreement.

        E. PHx desires to retain the services of Premier to provide support for certain PHx activities to benefit Purchasing Partners' member hospitals and related facilities and other customers of PHx.

        F. Premier desires to provide such services to PHx, subject to the terms and conditions of this Agreement.

        NOW THEREFORE, in consideration of the mutual promises contained herein and other good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

        1.1 "DEFINITIONS INCORPORATED BY REFERENCE". Any terms not defined herein shall have the same meaning as set forth in the e-Commerce Outsourcing Agreement between Purchasing Partners and PHx.

        1.2 "DYNAMIC PRICING". For the purposes of this Agreement, Dynamic Pricing is intended to include both the electronic quote and auction capabilities and vehicles that exist as of the Effective Date.

        1.3 "RELATIONSHIP MANAGEMENT". The customer service philosophy that is driven by data, based upon a team approach, defined by owner segmentation into groups of similar organizations, and focussed on owner value. This philosophy streamlines contact with owner executives and includes a plan for building awareness of programs and services according to individual owner needs.




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                                    ARTICLE 2
                              TERM AND TERMINATION

       2.1 TERM OF AGREEMENT. This Agreement shall commence on March 4, 2000 (the "Effective Date"), and shall remain in effect for ten (10) years, expiring on March 3, 2010. Notwithstanding the foregoing, this Agreement shall terminate earlier upon the termination of the e-Commerce Outsourcing Agreement. Upon the expiration of the initial term hereof, this Agreement shall automatically renew for successive five (5) year terms unless either party provides written notice to the other of its intent not to renew, at least ninety (90) days prior to the expiration of the initial term or any renewal term.

       2.2 TERMINATION OF DYNAMIC PRICING SUPPORT. Either party may terminate the services provided under Articles 4 for any reason, or no reason, upon providing ninety (90) days advanced written notice to the other party. The services provided under Article 4 may be terminated without effect on the services provided under Article 5 or the transition support under Article 7. In the event of a termination under this section, any payment shall be prorated to coincide with the termination date.

       2.3 TERMINATION OF RELATIONSHIP MANAGEMENT SUPPORT. Following the termination of the covenant not to promote in Section 7 of the e-Commerce Outsourcing Agreement, either party may terminate the services provided under
Article 5 for any reason, or no reason, upon providing ninety (90) days advanced written notice to the other party. The services provided under Article 4 may be terminated without effect on the services provided under Article 5 or the transition support under Article 7. In the event of a termination under this section, any payment shall be prorated to coincide with the termination date.

       2.4 TERMINATION FOR BREACH. In the event of a breach of a material provision of this Agreement, the non-breaching party shall give the other party written notice of such breach (the "Breach Notice") and such other party shall have a period of thirty (30) days in which to cure the breach. In the event the breaching party fails to cure the breach within the cure period, the non-breaching party shall have the right to terminate this Agreement upon providing the other party written notice of termination.

      2.5 INSOLVENCY. If either party becomes or is declared insolvent, becomes subject to a voluntary or involuntary bankruptcy or similar proceeding, or makes an assignment for the benefit of all or substantially of all of its creditors, then in such event the other party to this Agreement may terminate this Agreement by giving at least thirty (30) days prior written notice of termination to the other party.



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                                    ARTICLE 3
                                 PHX OBLIGATIONS

        3.1 SERVICES IN GENERAL. Subject to the terms of this Agreement, PHx shall provide such professional and technical personnel and other PHx Resources as shall be reasonably required to interact with Premier in the delivery of the services in Articles 4 and 5 hereunder.

        3.2 PROVISION OF THE PHX E-COMMERCE SYSTEM. In connection with its performance of the services under Articles 4 and 5, and subject to compliance with the Terms of Use, PHx shall provide Premier, Participating Members, Contracted Vendors and Non-Contracted Vendors access to and use of the any and all components of the PHx e-Commerce System reasonably necessary to accomplish the purposes of this Agreement.

        3.3 DESIGNATED CONTACT. PHx shall designate in writing a key contact for interaction and management of the support and services to be provided under this Agreement.


                                    ARTICLE 4
                             DYNAMIC PRICING SUPPORT

        4.1 SUPPORT OF DYNAMIC PRICING FUNCTIONS. Premier shall provide support to PHx of PHx's Dynamic Pricing functions. The services to be provided by Premier are in the following areas:

        (a) Opportunity Identification: Premier's Services will include working with PHx in identifying dynamic pricing opportunities. It is understood that Premier's focus in this regard is on building programs that respond to member needs. Premier shall be responsible for identifying dynamic pricing opportunities and developing member engagement processes that identify dynamic pricing opportunities. These Premier activities would include staff/member education and the creation of an opportunity pipeline as well as facilitating knowledge transfer between various opportunity channels and dynamic pricing. Dynamic pricing opportunities will be prioritized by real member need and scale of opportunity. It is understood and expected that PHx will also be identifying Dynamic Pricing opportunities and communicating those to Premier for analysis and development. Opportunities identified by Premier Members will be considered to possess adequate value and will be developed for consideration.

        (b) Opportunity Analysis, Development and Maintenance: Once opportunities are identified and agreed upon by Premier and PHx, Premier's Services will include undertaking an analysis of such opportunities and a determination of the value potential. Once it has been determined by Premier and PHx that an opportunity possesses adequate value potential, the opportunity will be further developed by



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             Premier. These Premier activities include identifying various manufacturers, negotiating vendor participation (and agreements as necessary to support participation) and supporting a network database of qualified suppliers relative to the supported opportunities.

        (c) Market Development: Premier's services shall also include market development activities which are intended to maximize participation within dynamic pricing by creating "markets" for events such as reverse auctions. The Premier Resources focussed on market development will be responsible for a calendar of events and maximizing membership participation by utilizing a variety of Premier Resources, PHx Resources and other appropriate marketing vehicles. Premier will work with PHx in including and maximizing participation by non-Premier customers of PHx.

        (d) Process Management: Premier's Services shall also include process management that includes the dynamic pricing back office function. The process management services include engaging buyers and sellers through various events meant to maximize the value dynamic pricing delivers to participants. This service also includes activities such as receiving incoming requests, identifying buyers, communicating requests to buyers, returning quotes to participants and members, facilitating transactions and all follow-up between events.

        (e) Revenue Management: Premier Services shall also include revenue management activities that include tracking transactions, maximizing qualified supplier remittance of transaction fees, billing qualified suppliers for owed transaction fees and other accounts receivable management.

        4.2 SERVICES IN GENERAL. Subject to the terms of this Agreement, Premier shall provide such professional and technical personnel and other Premier Resources as shall be required to perform the services.

        4.3 SPACE AND FACILITIES. When Services are performed by Premier at PHx sites, PHx will provide a reasonable work environment to the extent reasonably necessary for Premier personnel to perform services under this Agreement.

        4.4 TIMELY ACTION. PHx will make decisions and communicate information in a timely manner to enable Premier to provide the services in accordance with this Agreement.

        4.5 DESIGNATED CONTACT. PHx shall designate in writing a key contact for interaction and management of the services to be provided under this Article.

        4.6 PREFERRED PROVIDER. PHx agrees that Premier shall be the preferred provider of Dynamic Pricing support for PHx. Notwithstanding the foregoing, nothing herein shall be deemed to prevent other non-Premier affiliated customers of PHx from providing similar support or services.




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        4.7. APPLICATION DEVELOPMENT PHx shall provide the applications and systems required to minimize the manual intervention and oversight of the Dynamic Pricing processes. Within sixty (60) days of the Effective Date of this Agreement, Premier and PHx shall develop a mutually agreeable plan for Dynamic Pricing applications development.


                                    ARTICLE 5
                             RELATIONSHIP MANAGEMENT

        5.1 RELATIONSHIP MANAGEMENT SUPPORT OF PHX. Premier and Premier's Relationship Management organization shall provide services and support to PHx in the following areas: (i) when appropriate, facilitate access for PHx [***] of Premier Owners; (ii) provide introductions and facilitate access of PHx to [***] of Premier Owners and Participating Members; (iii) facilitating involvement of PHx in meetings and activities of Premier Owners and Participating Members where such participation is appropriate. Within [***] of the Effective Date, Premier shall prepare and provide to PHx a Relationship Management Plan that identifies in detail the activities [***] of the Relationship Management organization.

        5.2 REPORTING. Premier shall provide to PHx on a quarterly basis a detailed report that sets forth activities undertaken pursuant to this Article as well as a schedule of planned events and activities for the upcoming quarter. The form and content of such report shall be mutually agreed to by the parties.


                                    ARTICLE 6
                                  COMPENSATION

        6.1 DYNAMIC PRICING SUPPORT FEE AND CAP. In consideration of the Dynamic Pricing Support activities undertaken pursuant to Article 4 by Premier, PHx shall pay Premier on a quarterly basis an amount equal to the lesser of: (i) [***} of the [***] with respect to [***] to the extent such purchases were supported by Premier hereunder and on a which a transaction fee was collected; or (ii) the actual costs (including salary, bonus, benefits and other direct expenses) of the Premier Resources providing the support excluding allocations for indirect overhead. Premier agrees that the cost of such resources shall be consistent with the costs of other Premier resources of a substantially similar nature. Premier shall provide a quarterly report of the costs incurred under this section. PHx shall pay the amounts on a quarterly basis, without demand or notice, within thirty (30) days of the end of the quarter subject to timely receipt of such report from Premier. PHx shall pay to Premier interest on any undisputed past due amount owing Premier hereunder at a rate of ten percent (10%) per annum.

* Confidential Treatment Requested



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        6.2 RELATIONSHIP MANAGEMENT. In consideration of the Relationship
Management activities undertaken pursuant to Article 5 by Premier, PHx agrees to pay Premier a base amount equal to [***] per year. In addition, PHx agrees to pay Premier up to an additional [***] per year upon meeting certain milestones and objectives relative to the introduction and integration of PHx. Such milestones and objectives shall be mutually agreed to by the parties on an annual basis. PHx shall pay such amounts on an annual basis within 30 days of receipt of a report from Premier detailing such compensation. PHx shall pay to Premier interest on any undisputed past due amount owing Premier hereunder at a rate of ten percent (10 %) per annum.


                                    ARTICLE 7
                               TRANSITION SUPPORT

        7.1 TRANSITION SUPPORT. During the transition to full operational status, Premier agrees to provide administrative and operational support to PHx in the following areas: recruiting, benefits, benefits management, payroll, accounting services, IT services, legal support and any other services reasonably requested by PHx. The support services shall be made available to PHx for a period not to exceed one year from the Effective Date of this Agreement. Premier shall charge PHx quarterly for such services at Premier's actual costs (including salary, bonus, benefits and other direct expenses) excluding allocations for indirect overhead.


                                    ARTICLE 8
                           INSURANCE & INDEMNIFICATION

        8.1 INSURANCE. Each party shall maintain adequate general public liability, property damage and workers compensation insurance against any claim or claims which might or could arise as a result of this Agreement. When requested by either party, an insurance certificate indicating the foregoing coverage, issued by an insurance company licensed to do business in the relevant state or states and signed by an authorized agent, shall be furnished by the other party to the requesting party. Each party shall provide the other with at least thirty (30) days prior written notice of any cancellation or material modification of such insurance.

        8.2 INDEMNIFICATION. Subject to Section 8.3 below, each party hereby agrees to indemnify, defend and hold harmless the other party and the other party's respective directors, officers, managers, employees, partners, affiliates and agents from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys' fees) and judgments arising out of the negligent acts or omissions of the indemnifying party and its employees and agents acting under its control or supervision. Premier hereby agrees to indemnify, defend and hold harmless PHx and PHx's directors, officers, managers, employees, partners, affiliates and agents from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys' fees) and judgments arising out of the application of

* Confidential Treatment Requested




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laws or regulations to PHx to the extent relating to the business of Premier and except to the extent arising out of PHx's negligence or willful misconduct. PHx hereby agrees to indemnify, defend and hold harmless Premier and Premier' directors, officers, managers, employees, partners, affiliates and agents from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys' fees) and judgments arising out of the application of laws or regulations to Premier to the extent relating to the business of PHx and except to the extent arising out of Premier negligence or willful misconduct.

        8.3 LIMITATION OF LIABILITY. PREMIER HEREBY DISCLAIMS AND EXCLUDES ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (WHETHER ARISING UNDER LAW OR EQUITY OR CUSTOM OR USAGE), INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND PHX HEREBY EXPRESSLY WAIVES RELIANCE UPON ANY SUCH WARRANTIES. PHX MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA ACCESSED OR GENERATED BY THE PHX E-COMMERCE SYSTEM, OR THE SUITABILITY OR COMPATIBILITY OF THE PHX E-COMMERCE SYSTEM WITH THE HARDWARE OR OTHER SOFTWARE OF PREMIER, PARTICIPATING MEMBERS, VENDORS OR DISTRIBUTORS.

        IN NO EVENT SHALL EITHER PARTY BE LIABLE IN CONTRACT (INCLUDING BREACH OF WARRANTY), TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE TO THE OTHER PARTY, PARTICIPATING MEMBERS, VENDORS OR DISTRIBUTORS FOR ANY LOST, DELAYED OR DIMINISHED PROFITS, REVENUES OR OPPORTUNITIES, LOST DATA OR APPLICATION SOFTWARE, DOWNTIME OR ANY INCIDENTAL, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        NEITHER PARTY SHALL BE LIABLE FOR ANY FAILURE TO PERFORM WHICH IS DUE TO CAUSES BEYOND ITS REASONABLE CONTROL, INCLUDING WITHOUT LIMITATION FORCE MAJEURE EVENTS AS DEFINED IN SECTION 10.10. PREMIER'S MAXIMUM LIABILITY ON ANY CLAIM ARISING OUT OF THIS AGREEMENT SHALL IN NO EVENT EXCEED THE EQUIVALENT OF THE ANNUAL FEES PAID HEREUNDER FOR THE CALENDAR YEAR ENDING IMMEDIATELY PRIOR TO THE DATE OF THE CLAIM.



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                                    ARTICLE 9
                                 CONFIDENTIALITY

        9.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, confidential information ("Confidential Information") shall mean all proprietary, secret or confidential information, manuals, systems, processes or data relating to PHx and Premier and their respective operations, employees, services, patients or customers, including without limitation any trade secret as defined in Section 3426.1 of the California Civil Code.

        9.2 PROTECTION OF CONFIDENTIAL INFORMATION. PHx and Premier acknowledge that Premier and PHx may disclose Confidential Information to each other in connection with this Agreement. If Premier and/or PHx receives Confidential Information, it shall: (a) maintain the Confidential Information in strict confidence; (b) use at least the same degree of care in maintaining the secrecy of the Confidential Information as it uses in maintaining the secrecy of its own proprietary, secret, or confidential information, but in no event less than a reasonable degree of care; (c) use Confidential Information only to fulfill its obligations under this Agreement; and (d) return or destroy all documents, copies, notes, or other materials containing any portion of the Confidential Information upon request by PHx or Premier and upon termination or expiration of this Agreement. The receiving party shall not disclose any portion of the Confidential Information to any person except those of its employees and affiliates having a need to know such portion to accomplish the purposes contemplated by this Agreement.

        9.3 AGREEMENT CONFIDENTIALITY. Except as required by law (including disclosures necessary or appropriate in filings with the Securities Exchange Commission or any other governmental body) or generally accepted accounting principles, and except to assert its rights hereunder or for disclosures on a "need-to-know" basis to its own officers, directors, employees and professional advisers, neither PHx nor Premier, nor any of their Affiliates, shall disclose the terms of this Agreement to any other person or entity without the prior written approval of the other party. Neither party shall make any public announcement concerning the existence of this Agreement or its terms unless such disclosure is required by applicable law or such party receives prior written approval by the other party. Each party consents to the filing of this Agreement with the U.S. Securities and Exchange Commission by the other party and to reference such party's name and a description of this Agreement in any such filings. In connection with any public disclosure or filing with any governmental agency, including the Securities and Exchange Commission, each party agrees to seek confidential treatment of certain agreed upon terms and conditions of this Agreement. In addition, any description of this Agreement, or any redacted version of this Agreement, intended to be filed or attached to any publicly filed document by a party shall be submitted to the other party for review and input prior to filing.

        9.4 LIMITATION ON OBLIGATION. PHx and Premier shall have no obligation concerning any portion of the Confidential Information which: (a) was known to it before receipt, directly or indirectly, from the disclosing party; (b) is lawfully obtained, directly or indirectly, by it from a non-party which was under no obligation of confidentiality; (c) is or becomes publicly available other than as a result of an act or failure to act by the receiving party; (d) is required to be



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disclosed by the receiving party by applicable law or legal process; or (e) is developed by the receiving party independent of the Confidential Information disclosed by the disclosing party.


                                   ARTICLE 10
                                  MISCELLANEOUS

        10.1 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the state of California.

        10.2 MODIFICATION AND WAIVER. No modification of this Agreement shall be deemed effective unless in writing and signed by each of the Parties hereto. Any waiver of a breach of any provision(s) of this Agreement shall not be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

        10.3 HEADINGS. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

        10.4 ASSIGNMENT. Neither party may assign, subcontract, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, nor may it contract with third parties to perform any of its obligations hereunder except as contemplated in this Agreement, without the other party's prior written consent.

        10.5 SEVERABILITY. If any part of this Agreement shall be determined to be invalid, illegal or unenforceable by any valid Act of Congress or act of any legislature or by any regulation duly promulgated by the United States or a state acting in accordance with the law, or declared null and void by any court of competent jurisdiction, then such part shall be reformed, if possible, to conform to the law and, in any event, the remaining parts of this Agreement shall be fully effective and operative insofar as reasonably possible.

        10.6 NOTICES. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing, postage and delivery charges pre-paid, and shall be sent by telecopier, hand delivery, overnight mail service, first-class mail or certified mail, return receipt requested, to PHx or Premier at the following addresses:

        To PHx:                              To Premier:

        Premier Health Exchange, Inc.        Premier, Inc.
        12225 El Camino Real                 12225 El Camino Real
        San Diego, CA 92130-2099             San Diego, CA  92130-2099
        Attention: President                 Attention: Chief  Financial Officer
        Tel: 858.418.2727                    Tel:  858.418.2727
        Fax: 858.481.8919                    Fax:  858.481.8919



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Any party may change the address to which notices are to be sent by notice given in accordance with the provisions of this section. Notices hereunder shall be deemed to have been given, and shall be effective upon actual receipt by the other party, or, if mailed, upon the earlier of the fifth (5th) day after mailing or actual receipt by the other party.

        10.7 INDEPENDENT CONTRACTORS. The parties' relationship hereunder is that of independent contractors. This Agreement does not create any employment, agency, franchise, joint venture, partnership or other similar legal relationship between PHx and Premier. Neither party has the authority to bind or act on behalf of the other party except as otherwise specifically stated herein.

        10.8 ATTORNEYS' FEES. Should any party engage an attorney for the purpose of enforcing this Agreement or any judgment based hereon in any court, including bankruptcy court, courts of appeal or arbitration proceedings, the prevailing party shall be entitled to receive its reasonable attorneys' fees and costs in addition to any other relief granted.

        10.9 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        10.10 FORCE MAJEURE. The obligations of either party to perform under this Agreement will be excused during each period of delay caused by acts of God, by shortages of power or materials, by government orders or by other events which are beyond the reasonable control of the party obligated to perform ("Force Majeure Event"). In the event that either party ceases to perform its obligations under this Agreement due to the occurrence of a Force Majeure Event, such party shall: (1) immediately notify the other party in writing of such Force Majeure Event and its expected duration; (2) take all reasonable steps to recommence performance of its obligations under this Agreement as soon as possible. In the event that any Force Majeure Event delays a party's performance for more than thirty (30) days following notice by such party pursuant to this Agreement, the other party may terminate this agreement immediately upon written notice to such party.

        10.11 RIGHT TO AUDIT. Each party shall permit the other or its agent to conduct periodic audits of relevant records relating to the parties' performance under this Agreement. The audits shall be conducted upon reasonable advance notice during regular business hours at the applicable party's principal office and in such a manner as not to unduly interfere with operations. Any such audits shall be conducted at the auditing party's sole expense.

        10.12 ACCESS TO RECORDS. Until the expiration of four (4) years after the furnishing of any services under this Agreement, PHx shall make available upon written request of the Secretary of the Department of Health and Human Services or upon the written request of the Comptroller General or any of their duly authorized representatives, this Agreement and the books, documents and records of PHx that are necessary to certify the nature and extent of costs



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incurred under this Agreement. This clause shall apply if, and solely to the extent that Section 1861 (v)(1)(I) of the Social Security Act applies to this Agreement.

        10.13 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitutes the entire understanding and agreement between Premier and PHx concerning the subject matter hereof, and supersedes all prior negotiations, agreements and understandings between Premier and PHx, whether oral or in writing, concerning the subject matter hereof.

        10.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

        10.15 CONTROLLING DOCUMENT. In the event of any conflict between this Agreement and any document, instrument or agreement prepared by either party (including without limitation, the Terms of Use, the Privacy Policy or any agreement between PHx and a Participating Member), the terms of this Agreement shall control.



                            SIGNATURE PAGE TO FOLLOW



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        IN WITNESS WHEREOF, the parties authorized representatives have executed this Agreement effective as of the Effective Date.


Premier:
PHx:

Premier, Inc.
Premier Health Exchange, LLC


By:           /s/ RICHARD NORLING          By:           /s/ DAVID MAWHINNEY
   ----------------------------------         ----------------------------------
Printed Name:     Richard Norling          Printed Name:  David Mawhinney
             ------------------------                   ------------------------
Title:        President and                Title:   President
      -------------------------------            -------------------------------
         Chief Executive Officer
      -------------------------------



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